UNITED STATES

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Kraton Performance Polymers, Inc.
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KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

Commencing on or about May 22, 2014, Kraton Performance Polymers, Inc. (the “Company” or “Kraton”) sent the following communication to certain stockholders.

Dear Stockholder:

We are writing to ask you to support the board of directors’ recommendation and vote FOR Kraton’s stockholder advisory “say-on-pay” proposal included in Proposal 2 in the Company’s April 15, 2014 proxy statement for its June 3, 2014 annual stockholders meeting. Glass Lewis & Co., LLC issued a report on May 14, 2014 recommending that stockholders vote FOR the say-on-pay proposal. However, Institutional Shareholder Services Proxy Advisory Services (“ISS”) issued a report on May 20, 2014 recommending that stockholders vote against the say-on-pay proposal. Kraton’s board of directors believes that the ISS analysis is flawed for the reasons set forth below.

I.	First and foremost, though the Kraton Compensation Committee (the “Committee”) does take Total Shareholder Return (“TSR”) into consideration, the Committee does not make pay decisions based on TSR at any moment in time. Nonetheless, we note that the pay decisions discussed in the current ISS report were made in early 2013, when Kraton’s TSR for the then latest three-year period was at or near the median of the three-year TSR of the peer group[1] selected by ISS and identified in ISS’s report (i.e., for the three years ended December 31, 2012).

II.	As a result of ISS’s initial quantitative screen, which was conducted in accordance with ISS’s internal guidelines, ISS performed an additional qualitative analysis of Kraton’s executive compensation as disclosed in its proxy statement. ISS’s qualitative analysis focused on three points: (i) what ISS termed a “large” increase in CEO pay; (ii) concern by ISS about the “rigor” of the annual metrics; and (iii) what ISS viewed as insufficient disclosure of detailed information regarding the performance goals in the performance vested long term equity incentive compensation. We disagree with ISS’s analysis on each of these three points.

III.	The increase in CEO pay was primarily reflected in performance vested equity, while the CEO’s annual cash incentive payment declined. The ISS report acknowledges that for the first time, the CEO’s equity grant included performance vested awards: “…the inclusion of performance-based equity into the pay mix is a positive development…” (item 2, p. 11, emphasis added). Despite this acknowledgment, the ISS report criticizes what it terms a “large” increase in CEO pay in 2013. In fact, substantially all of the increase in CEO pay for 2013 ($799,998 out of a total increase of $973,776) reflects the addition to the CEO’s pay package of performance shares, which are intended to align the interests of executives and the stockholders, and which will be payable, if at all, only upon the achievement of threshold levels of cumulative adjusted EBITDA at estimated current replacement cost (“ECRC”)[2] over the three-year performance period. Absent these performance shares, the CEO’s compensation was relatively flat as compared to the prior year.

1 The ISS-selected peer group, as identified in its report, is different from the Kraton-selected peer group, as identified in its proxy statement. The ISS-selected peer group consists of 18 companies. The Kraton-selected peer group for 2013 awards consisted of 10 companies, of which 7 are included in the ISS-selected peer group.

2 Adjusted EBITDA at ECRC is Adjusted EBITDA net of the impact of the spread between the first-in, first-out (“FIFO”) basis of accounting and ECRC. EBITDA represents net income before interest, taxes, depreciation and amortization, and we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our ongoing operating performance. We explain each of these calculations in detail in our public filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q for the period ended March 31, 2014.

In addition, the CEO’s annual cash incentive payment went down, year over year, from 2012 to 2013. The ISS report does not acknowledge this decrease, which is supportive of pay-for-performance alignment.

Finally, the CEO’s total compensation package for 2013 was set at what the Committee viewed as market level, as evidenced by its being slightly below the median level for CEO’s of companies in the 2013 peer group identified by the Company in its proxy statement.

IV.	The annual incentive metrics chosen by the Committee were appropriate. The ISS report acknowledges that the Company has made positive changes to the design of its annual incentive plan: “In 2012, financial metrics made up 75 percent of the total, and they will become 100 percent in 2014, as the company seeks to further align cash incentives with annual financial metrics to increase transparency.” (p. 16, emphasis added). Notwithstanding the increase in the weighting of financial metrics from 75% in 2012 to 85% in 2013 (and, looking ahead, to 100% in 2014), the ISS report criticizes the specific annual financial metrics chosen by the Committee. We believe these metrics were appropriate.

Targets for annual incentives are set based on an evaluation of the prior year’s actual performance and the business environment as it exists at the beginning of the one-year performance period with the intention that management’s annual cash incentive payout be tied to business objectives that are reasonable and appropriate in light of the current business climate. Therefore, the rigor of the targets derives from their alignment with the Company’s financial plan—which takes into account all relevant factors that may influence results for the coming year, positively or negatively—and not from how they compare to the prior year’s targets. Targets set in this manner are not less rigorous when the process results in goals that are lower than the prior year’s goals, just as targets should not automatically be considered more rigorous merely by virtue of their being higher than the prior year’s goals. In addition, the Committee does not agree with the premise that underperformance in one year should be perpetuated in future years by blind adherence to the prior-year’s performance targets. Such an approach would not satisfy the important objective of attracting and retaining top talent and in the Committee’s judgment would not be in the best interests of stockholders.

The Committee considered numerous business conditions when setting the 2013 cash incentive plan targets. The Company had experienced a challenging business environment in 2012, and a substantial portion of the financial targets for 2012 were not met. Further, the Committee believed at the time it set the 2013 performance goals that business conditions in 2013 would continue to be challenging. Based on this judgment, the Committee determined to set financial targets for 2013 for both adjusted EBITDA and operating cash flows that it believed had the potential to be met, but that would be a challenge to achieve. In fact, hindsight demonstrates that the targets were clearly challenging, in that the EBITDA target was not met at all, and the operating cash flow goal was only partially achieved.

We recognize that on the surface lowering performance hurdles from year to year may raise questions on the part of stockholders. Accordingly, we are committed to providing a more detailed explanation if performance hurdles are lowered from one year to the next in the future.

V.	Our disclosure regarding long term incentive performance metrics was appropriate. Finally, ISS criticizes the Company for not disclosing specific threshold, target, and maximum levels for the performance metric, cumulative adjusted EBITDA at ECRC from 2013 to 2015. (p. 16). The Company weighed the benefit of more detailed disclosure against the negative impact on its business of allowing competitors to evaluate such detail. The Company chose not to disclose the data at the time of the grant, knowing that all data will be fully disclosed, and subject to evaluation by our stockholders, at the end of the performance period, when performance vesting, if any, will be determined. We believe the decision we made regarding disclosure is in the best interests of our stockholders. Nonetheless, we recognize that the disclosure of long-term performance metrics may be important for stockholders in evaluating the Company’s executive pay practices, and we will engage with our stockholders and continue to evaluate this matter to determine whether we can provide more disclosure regarding the targets while adequately addressing the Company’s business confidentiality needs.

For the foregoing reasons, we believe that the compensation paid under our program is appropriate, and we strongly disagree with ISS’s recommendation and analysis. We ask you to support the recommendation of our board of directors and cast an advisory vote FOR the Kraton say-on-pay proposal. If you have already cast a vote against the proposal, we urge you to reconsider that determination and submit a new vote in favor of the proposal. Your vote is very important and we appreciate your continued support of the Company. Thank you for your consideration.

Sincerely,

Kraton Performance Polymers, Inc.

Houston, Texas

May 22, 2014